August 31, 2026

International Growth and Income Fund

6455 Irvine Center Drive

Irvine, California 92618-4518

Re: Securities Act Registration No. 333-152323

Investment Company Act File No. 811-22215

Dear Ladies and Gentlemen:

We have acted as counsel for the International Growth and Income Fund, a Delaware statutory trust (the “Fund”), in connection with Post-Effective Amendment No. 38 to the Fund’s Registration Statement on Form N-1A, together with all Exhibits thereto (collectively, the “Registration Statement”), under the Securities Act of 1933 (the “Securities Act”) and Amendment No. 40 to the Registration Statement under the Investment Company Act of 1940 (the “1940 Act”). You have asked for our opinion regarding the issuance of shares of beneficial interest of the Fund proposed to be sold pursuant to the Registration Statement (the “Shares”).

We have examined originals and certified copies, or copies otherwise identified to our satisfaction as being true copies, of various organizational records of the Fund and such other instruments, documents and records as we have deemed necessary in order to render this opinion. We have assumed the genuineness of all signatures, the authenticity of all documents examined by us and the correctness of all statements of fact contained in those documents. We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Fund are actually serving in such capacity, and that the representations of officers of the Fund are correct as to matters of fact.  We have not independently verified any of these assumptions.

Based upon the foregoing, we are of the opinion that the Shares proposed to be sold pursuant to the Registration Statement, when sold and delivered by the Fund against receipt of the net asset value of the Shares in accordance with the terms of the Registration Statement and the requirements of applicable law, will be duly and validly authorized, legally and validly issued, and fully paid and non-assessable.

The opinions expressed herein are based on the facts in existence and the laws in effect on the date hereof and are limited to the laws of the State of Delaware and the provisions of the 1940 Act that are applicable to equity securities issued by registered open-end investment companies.  We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the U.S. Securities and Exchange Commission, and to the use of our name in the Fund’s Registration Statement and in any revised or amended versions thereof. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP